UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)  September 26, 2007

Community Capital Bancshares, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Georgia

(State or Other Jurisdiction of Incorporation)

000-25345	58-2413468
(Commission File Number)	(IRS Employer Identification No.)

2815 Meredyth Drive, Albany, Georgia	31707
(Address of Principal Executive Offices)	(Zip Code)

(229) 446-2265

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02	Termination of a Material Definitive Agreement.

On September 26, 2007, AB&T National Bank (the “Bank”), a wholly-owned subsidiary of Community Capital Bancshares, Inc. (the “Company”), accepted the resignation of Keith G. Beckham from his position as President and Chief Executive Officer of the Bank.  As a result, the Employment Agreement (the “Agreement”) dated September 21, 2006 among Mr. Beckham, the Company and the Bank terminated on September 26, 2007.  Subject to regulatory approval, the Bank has agreed to pay Mr. Beckham his current salary for 105 days beginning as of September 17, 2007 in return for Mr. Beckham’s agreement to remain available for the following 105 days to provide consultation to the Bank during the transition of management.  Mr. Beckham will also be paid for 30 days of accrued vacation and sick time and the Bank will continue to provide medical insurance to Mr. Beckham for 135 days.  The Company and the Bank have agreed to waive the noncompetition and nonsolicitation of customers restrictive covenants contained in Sections 6 and 7 of the Agreement.  However, Mr. Beckham will continue to be subject to the nonsolicitation of employees restrictive covenant in Section 8 of the Agreement for a twelve month period beginning on September 26, 2007.

Mr. Beckham’s Employment Agreement is incorporated by reference to the Company’s  Current Report on Form 8-K filed September 29, 2006.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The information set forth under Item 1.02 of this Current Report on Form 8-K is incorporated by reference to this Item 5.02.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

COMMUNITY CAPITAL BANCSHARES, INC.

Dated: September 28, 2007
	By:	/s/ David Baranko
	Name:	David J. Baranko
	Title:	Chief Financial Officer